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                                                                  EXHIBIT 12.1

HARD ROCK HOTEL, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
May 31, 1998


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                                               YEARS ENDED NOVEMBER 30,
                                       ----------------------------------------
                                         1998       1997       1996       1995
                                       --------   --------   --------   --------
PRE-TAX EARNINGS (LOSS)                   (160)   (17,576)     6,992     (2,838)
FIXED CHARGES                           11,665      5,658      5,711      6,309
LESS: CAPITALIZED INTEREST
 INCLUDED IN FIXED CHARGES                (793)       --         --      (1,212)
TOTAL EARNINGS AVAILABLE
 TO COVER FIXED CHARGES                 10,712    (11,918)    12,703      2,259

INTEREST EXPENSE                        10,093       5,212     5,196      4,731
CAPITALIZED INTEREST                       793         --        --       1,212
INTEREST ELEMENTS OF RENTALS               103         108       115         69
LOAN FEE AMORTIZATION                      676         338       399        297

TOTAL FIXED CHARGES                     11,665       5,658     5,710      6,309

RATIO OF EARNINGS TO FIXED CHARGES         --          --        2.2        --

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